                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0287
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                United States SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

    Rees                             John                N.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    101 Granite Street
--------------------------------------------------------------------------------
                                    (Street)

     Rockport,                       MD                   01966
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

          Hanover Capital Mortgage Holdings, Inc. HCM
--------------------------------------------------------------------------------
3.   IRS or Social Security Number of Reporting Person (Voluntary)



--------------------------------------------------------------------------------
4.   Statement for Month/Year

          April 2001
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
                                                                         -------
          --------------------------
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [x]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

                                                                                                              6. Owner-
                                                               4. Securities Acquired (A) or   5. Amount of   ship
                                                               Disposed of (D)                 Securities     Form:
                              2. Transaction   3. Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    7. Nature of
                              Date             Code            ------------------------------- Owned at End   (D) or    Indirect
1. Title of Security          (Month/          (Instr. 8)                      (A)             of Month       Indirect  Beneficial
(Instr. 3)                     Day/            ------------        Amount      or     Price    (Instr. 3      (I)       Ownership
                               Year)            Code     V                     (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                     20,000         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).
                                                                          (Over)
                                                                 SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code  V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                                   Common
(Right to Acquire)  15.00                                     *        *       Stock     2,000            2,000     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Options **          4.625                                    8/29/99  8/28/09  Stock     2,000            2,000     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Options ***         3.875              A        4,000                          Stock     4,000            4,000     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: *Subject to certain requirements, options may vest on a ratable monthly basis over a 48 month period commencing with the month that includes the closing of the initial public offering and are exercisable at the initial offering price of the Units. Options expire one day less than ten years from the date of the initial public offering.

** Options exercisable immediately and expire one day less than 10 years from grant date.



            /s/ John Nicholas Rees                              5/7/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.


       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-96)